Exhibit 99.1
United Fire Group, Inc. Announces the Appointment of Eric J. Martin as Chief Financial Officer
CEDAR RAPIDS, IOWA – March 22, 2022 – United Fire Group, Inc. (Nasdaq: UFCS) (the "Company" or "UFG"), announced today the appointment of Eric J. Martin, age 51, as Chief Financial Officer, effective April 18, 2022. Mr. Martin brings more than 29 years of experience to UFG, including the last 21 years at Transamerica/AEGON Americas. Mr. Martin was most recently the Head of Enterprise Transformation at Transamerica (2020 to present). He also held numerous other positions at Transamerica including: Chief Operating Officer, Individual Solutions and Retail Affiliates (2019-2020); Senior Vice President ("SVP"), Controller and Head of Finance (2016-2019); President, Transamerica Business Services (2015-2016); SVP, Chief Accounting Officer (2010-2015); SVP, Director of Finance (2008-2010); VP & Controller (2005-2008); and Corporate Division Controller (2001-2005).
Mr. Martin is a graduate of the University of Iowa (Bachelor of Business Administration, Accounting 1993).

"After an extensive search with several qualified candidates, we have appointed Eric as our next Chief Financial Officer," stated Randy A. Ramlo, President and Chief Executive Officer. "We are excited to welcome Eric as part of our management team."

About UFG
Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance.
Through our subsidiaries, we are licensed as a property and casualty insurer in 50 states, plus the District of Columbia, and we are represented by approximately 1,000 independent agencies. A.M. Best Company assigns a rating of "A" (Excellent) for members of the United Fire & Casualty Group.
For more information about UFG, visit www.ufginsurance.com or contact:
Randy Patten, AVP and Interim Co-Chief Financial Officer, 319-286-2537 or IR@unitedfiregroup.com.